EX-FILING FEES

Calculation of Filing Fee Tables

Registration Statement on Form S-3

(Form Type)

AIR T, INC.

AIR T FUNDING

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt Equity	Alpha Income Trust Preferred Securities, par value $25.00 (the “Capital Securities”)	457(c)	496,763	$17.39	$8,638,708.50	0.00014760	$1,275.10
		Guarantee with respect to Capital Securities(3)
	Total Offering Amounts					$8,638,708.50		$1,275.10
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,275.10

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any share splits, share dividends or similar transactions.

(2)	With respect to the shares of Capital Securities being registered hereunder, estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based upon the average of the high and low prices of the registrant’s common stock on March 6, 2024, a date within five business days prior to the filing of this registration statement on The Nasdaq Capital Market, which was $17.39.

(3)	The Company is also registering pursuant to this Registration Statement the Company’s Guarantee and other obligations that it may have with respect to Capital Securities issued by the Issuer Trust. Pursuant to Rule 457(n), under the Securities Act of 1933, as amended, no separate consideration will be received for any such Guarantee or any other such obligations.